Exhibit 4.1

THE PMI GROUP, INC.

EMPLOYEE STOCK PURCHASE PLAN

(May 21, 2010 Amendment and Restatement)

TABLE OF CONTENTS

(Continued)

THE PMI GROUP, INC.

EMPLOYEE STOCK PURCHASE PLAN

(May 21, 2010 Amendment and Restatement)

SECTION 1

PURPOSE

The PMI Group, Inc. (the “Company”), having established The PMI Group, Inc. Employee Stock Purchase Plan (the “Plan”) effective as of July 23, 1998, and having amended the Plan most recently effective as of May 15, 2008, hereby again amends and restates the Plan in its entirety effective as of May 21, 2010, subject to approval by an affirmative vote of the holders of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the Company’s 2010 Annual Meeting of Stockholders. The purpose of the Plan is to provide eligible employees of the Company and its participating subsidiaries with the opportunity to purchase shares of the Company’s common stock through payroll deductions (or other contributions permitted under the Plan). The Plan is intended to qualify as an employee stock purchase plan under Section 423(b) of the Internal Revenue Code of 1986, as amended.

SECTION 2

DEFINITIONS

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific Section of the 1934 Act or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.2 “Board” means the Board of Directors of the Company, except that any action that could be taken by the Board of Directors may also be taken by a duly authorized committee of the Board of Directors.

2.3 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.4 “Committee” shall mean the committee appointed by the Board to administer the Plan. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the effective date of the Plan, the Plan shall be administered by the Compensation Committee of the Board.

2.5 “Common Stock” means the common stock of the Company.

2.6 “Company” means The PMI Group, Inc., a Delaware corporation.

2.7 “Compensation” means a Participant’s base salary or regular wages (including sick pay and vacation pay). The Committee, in its discretion, may (on a uniform and nondiscriminatory basis or as permitted by Treasury Regulation Section 1.423-2(f)) establish a different definition of Compensation prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering.

2.8 “Eligible Employee” means every Employee of an Employer, except (a) any Employee who immediately after the grant of an option under the Plan, would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company (including stock attributed to such Employee pursuant to Section 424(d) of the Code), or (b) as provided in this Section 2.8. The Committee, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (on a uniform and nondiscriminatory basis or as permitted by Treasury Regulation Section 1.423-2(f)) that an Employee shall not be an Eligible Employee if he or she: (1) has not completed the required length of service with the Company, if any, as such length may be determined by the Committee in its discretion (such length of required service not to exceed two (2) years), (2) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Committee in its discretion), (3) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion), or (4) is a highly compensated employee under Section 414(q) of the Code with compensation above a certain level or who is an officer or subject to the disclosure requirements of Section 16(a) of the 1934 Act, provided any exclusion be applied with respect to an individual Offering in an identical manner to all highly compensated individuals of the Employer whose Employees are participating in that Offering. An Employee who otherwise is an Eligible Employee shall be treated as continuing to be such while the Employee is on sick leave or other leave of absence approved in writing by the Employer, except that if the period of leave exceeds three (3) months and the Employee’s right to reemployment is not guaranteed by statute or contract, he or she shall cease to be an Eligible Employee on the date three (3) months and one (1) day following commencement of such leave. Until and unless determined otherwise by the Committee, Eligible Employees shall exclude each Employee (in addition to those excluded by subsection (a) of this Section 2.8) of an Employer who is customarily employed by the Company and/or a Subsidiary to work less than or equal to five (5) months per calendar year. Notwithstanding the foregoing, Employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from the Plan or an Offering if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.

2.9 “Employee” means an individual who is a common-law employee of any Employer, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan. With respect to a particular Participant, Employer means the Company or Subsidiary (as the case may be) that directly employs the Participant.

2.10 “Employer” or “Employers” means any one or all of the Company and those Subsidiaries which, with the consent of the Board or the Committee, have adopted the Plan or have been designated by the Board or the Committee in writing as an Employer for purposes of participation in the Plan. With respect to a particular Participant, Employer means the Company or Subsidiary, as the case may be, that directly employs the Participant.

2.11 “Enrollment Date” means such dates as may be determined by the Committee in its discretion (and on a uniform and nondiscriminatory basis or as permitted by Treasury Regulation Section 1.423-2(f)) from time to time.

2.12 “Grant Date” means any date on which a Participant is granted an option under the Plan.

2.13 “Offering” means an offer under this Plan of an option that may be exercised during the period described in Section 5.2. For purposes of this Plan, if the Committee so determines, the employees of the Company and/or employing Subsidiary will be deemed to participate in a separate Offering, even if the Grant Date of the applicable options of such Offering are identical. To the extent permitted by Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and the Offering together satisfy Treasury Regulation Sections 1.423-2(a)(2) and (3).

2.14 “Participant” means an Eligible Employee who (a) has become a Participant in the Plan pursuant to Section 4.1 and (b) has not ceased to be a Participant pursuant to Section 8 or Section 9.

2.15 “Plan” means The PMI Group, Inc. Employee Stock Purchase Plan, as set forth in this instrument and as heretofore or hereafter amended from time to time.

2.16 “Purchase Date” means such dates as may be determined by the Committee in its discretion (and on a uniform and nondiscriminatory basis or as permitted by Treasury Regulation Section 1.423-2(f)) from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering.

2.17 “Purchase Period” means the period beginning on such date as may be determined by the Committee, in its discretion (and on a uniform and nondiscriminatory basis or as permitted by Treasury Regulation Section 1.423-2(f)), and ending on a Purchase Date.

2.18 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3

SHARES SUBJECT TO THE PLAN

3.1 Number Available. A maximum of 2,750,000 shares of Common Stock shall be available for issuance pursuant to the Plan. Shares sold under the Plan may be newly issued shares or treasury shares.

3.2 Adjustments. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, distribution (whether in the form of cash, shares, other securities or other property), merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Committee shall adjust the number, kind and purchase price of the shares available for purchase under the Plan and adjust the maximum number of shares subject to any option under the Plan, in such manner as the Committee (in its sole discretion) shall determine to be appropriate to prevent the diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Notwithstanding the preceding, the number of shares available in the aggregate under the Plan shall always be a whole number.

SECTION 4

ENROLLMENT

4.1 Participation. Each Eligible Employee may elect to become a Participant by enrolling or re-enrolling in the Plan effective as of any Enrollment Date. In order to enroll, an Eligible Employee must complete, sign and submit to the Company an enrollment form in such form, manner and by such deadline as may be specified by the Committee from time to time (in its discretion (and on a nondiscriminatory basis or as permitted by Treasury Regulation Section 1.423-2(f)). Any Participant whose option expires and who has not withdrawn from the Plan automatically will be re-enrolled in the Plan on the Enrollment Date immediately following the Purchase Date on which his or her option expires.

4.2 Payroll Withholding and Contribution. On his or her enrollment form, each Participant must elect to make Plan contributions via payroll withholding from his or her Compensation or via such other means as specified by the Committee. Pursuant to such procedures as the Committee may specify from time to time (which may be in electronic form) prior to an applicable Enrollment Date, a Participant may elect to have withholding equal to, or otherwise contribute, a whole percentage from one percent (1%) to eighty percent (80%) of Compensation (or such greater or lesser percentage or dollar amount that the Committee may establish from time to time, in its discretion (and on a uniform and nondiscriminatory basis or as permitted by Treasury Regulation Section 1.423-2(f))), for all options to be granted on any Enrollment Date in an Offering. If permitted by the Committee, a Participant instead may elect to have a specific amount withheld or to contribute a specific amount, in dollars or in the applicable local currency, subject to such uniform and nondiscriminatory rules or as permitted by Treasury Regulation Section 1.423-2(f) as the Committee in its discretion may specify. A Participant may elect to increase or decrease his or her rate of payroll withholding or contribution by submitting an election (which may be in electronic form) in accordance with, and if and to the extent permitted by, procedures established by the Committee from time to time, which may, if permitted by the Committee, include a decrease to zero percent (0%). A Participant may stop his or her payroll withholding or contribution by submitting an election in accordance with and to the extent permitted by procedures as may be established by the Committee from time to time. In order to be effective as of a specific date, an enrollment election must be received by the Company no later than the deadline specified by the Committee, in its discretion and on a nondiscriminatory basis, from time to time. Any Participant who is automatically re-enrolled in the Plan shall be deemed to have elected to continue his or her payroll withholding or contributions at the percentage last elected by the Participant. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.3 of the Plan, the Company may automatically decrease a Participant’s payroll deductions to zero percent (0%) at any time during an option period. Under such circumstances, payroll deductions shall recommence at the rate provided in such Participant’s enrollment form at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 7 of the Plan.

SECTION 5

OPTIONS TO PURCHASE COMMON STOCK

5.1 Grant of Option. On each Enrollment Date on which the Participant enrolls or re-enrolls in the Plan, he or she shall be granted an option to purchase shares of Common Stock.

5.2 Duration of Option. Each option granted under the Plan shall expire on the earliest to occur of (a) the completion of the purchase of shares on the last Purchase Date occurring within 27 months of the Grant Date of such option, (b) such shorter option period as may be established by the Committee from time to time, in its discretion on a uniform and nondiscretionary basis or as permitted by Treasury Regulation Section 1.423-2(f), prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, or (c) the date on which the Participant ceases to be such for any reason. Until otherwise determined by the Committee for all options to be granted on an Enrollment Date in an Offering, the period referred to in clause (b) in the preceding sentence shall mean the period from the applicable Enrollment Date through the last business day prior to the immediately following Enrollment Date.

5.3 Number of Shares Subject to Option. The maximum number of shares available for purchase by each Participant under the option during each Purchase Period will be established by the Committee from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date, subject to this Section 5.3. Unless and until otherwise determined by the Committee prior to an applicable Enrollment Date, a Participant may not purchase more than 2,500 shares of Common Stock (subject to adjustment in accordance with Section 3.2) during each Purchase Period. Notwithstanding any contrary provision of the Plan, to the extent required under Section 423 of the Code, an option (taken together with all other options then outstanding under this Plan and under all other similar employee stock purchase plans of the Employers) shall not give the Participant the right to purchase shares at a rate which accrues in excess of $25,000 of fair market value at the applicable Grant Dates of such shares in any calendar year in which such option is outstanding at any time, in accordance with Treasury Regulation Section 1.423-2(i).

5.4 Other Terms and Conditions. Each option shall be subject to the following additional terms and conditions:

(a) payment for shares purchased under the option shall be made only through payroll withholding under Section 4.2, unless determined otherwise by the Committee, in which case the Participant may contribute by such other means as specified by the Committee;

(b) purchase of shares upon exercise of the option will be accomplished only in accordance with Section 6.1;

(c) the price per share under the option will be determined as provided in Section 6.1, subject to adjustment under Section 3.2; and

(d) the option in all respects shall be subject to such other terms and conditions, as the Committee shall determine from time to time in its discretion (on a uniform and nondiscriminatory basis or as permitted by Treasury Regulation Section 1.423-2(f)).

5.5 Separate Offerings. Unless otherwise determined by the Committee, Employees eligible to participate in each subplan (if any subplan is adopted by the Committee as necessary or appropriate to permit the participation in the Plan by employees who are non-U.S. nationals or employed outside the U.S.) will participate in a separate Offering.

SECTION 6

PURCHASE OF SHARES

6.1 Exercise of Option. Subject to Section 6.2 and the limits established under Section 5.3, on each Purchase Date, the funds then credited to each Participant’s account shall be used to purchase whole shares of Common Stock. Any cash remaining after whole shares of Common Stock have been purchased shall, in the discretion of the Committee, either be refunded to the Participant (without interest thereon, unless otherwise required under applicable law, in accordance with Section 12.1) or, shall be rolled over for the Participant to be used on the next Purchase Date. Any cash remaining after whole shares of Common Stock have been purchased up to the $25,000 cap described in Section 5.3 above, shall be refunded to the Participant (without interest, thereon unless otherwise required under applicable law, in accordance with Section 12.1). The price per share of the shares purchased under any option granted under the Plan shall be determined by the Committee from time to time, in its discretion (and on a uniform and nondiscriminatory basis or as permitted by Treasury Regulation Section 1.423-2(f)), for all options to be granted on an Enrollment Date in an Offering. However, in no event shall the price be less than eighty-five percent (85%) of the lower of:

(a) the closing market price per share on the Grant Date on the New York Stock Exchange; or

(b) the closing market price per share on the Purchase Date on the New York Stock Exchange.

If a closing price is not available on the Grant Date or Purchase Date, then the closing price per share referred to in 6.1(a) and (b) above shall refer to the closing price per share on the first New York Stock Exchange trading day immediately following the Grant Date or preceding the Purchase Date, respectively.

6.2 Delivery of Shares. As directed by the Committee in its sole discretion, shares purchased on any Purchase Date shall be delivered directly to the Participant or to a custodian or broker (if any) designated by the Committee to hold shares for the benefit of the Participants. As determined by the Committee from time to time, such shares shall be delivered as physical certificates or by means of a book entry system.

6.3 Exhaustion of Shares. If at any time the shares available under the Plan are over-enrolled, enrollments shall be reduced proportionately to eliminate the over-enrollment, as determined by the Committee (in its discretion) in a uniform and nondiscriminatory manner or as permitted by Treasury Regulation Section 1.423-2(f). For example, the Committee may determine that such reduction method shall be “bottom up”, with the result that all option exercises for one share shall be satisfied first, followed by all exercises for two shares, and so on, until all available shares have been exhausted. Any funds that, due to over-enrollment, cannot be applied to the purchase of whole shares shall be refunded to the Participants (without interest thereon, unless otherwise required by applicable law, in accordance with Section 12.1).

6.4 Tax Withholding. Prior to the delivery of any shares purchased under the Plan (or any other time that a taxable event related to the Plan occurs), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or through any other means determined by the Committee, as permitted by Treasury Regulation Section 1.423-2(f)), an amount sufficient to satisfy all tax and social insurance liability obligations and requirements in connection with the options and shares purchased thereunder, if any, including, without limitation, all federal, state, and local taxes (including the Participant’s FICA obligation, if any) that are required to be withheld by the Company or the employing Subsidiary, the Participant’s and, to the extent required by the Company (or the employing Subsidiary), the Company’s (or the employing Subsidiary’s) fringe benefit tax liability, if any, associated with the grant, vesting, or sale of shares and any other Company (or employing Subsidiary) taxes the responsibility for which the Participant has agreed to bear with respect to such shares.

SECTION 7

WITHDRAWAL

7.1 Withdrawal. A Participant may withdraw from the Plan by submitting a completed enrollment form to the Company in such form and manner as the Committee may specify. A withdrawal will be effective only if it is received by the Company by the deadline specified by the Committee (in its discretion (and on a uniform and nondiscriminatory basis or as permitted by Treasury Regulation Section 1.423-2(f)) from time to time. When a withdrawal becomes effective, the Participant’s payroll contributions shall cease and all amounts then credited to the Participant’s account shall be distributed to him or her (without interest thereon, unless otherwise required by applicable law, in accordance with Section 12.1).

SECTION 8

CESSATION OF PARTICIPATION

8.1 Termination of Status as Eligible Employee. A Participant shall cease to be a Participant immediately upon the cessation of his or her status as an Eligible Employee (for example, because of his or her termination of employment from all Employers for any reason) except that the Committee, in its discretion and on a uniform and nondiscriminatory basis or as permitted by Treasury Regulation Section 1.423-2(f), may permit an individual who has ceased to be an Eligible Employee to exercise his or her option on the next Purchase Date to the extent permitted by Code Section 423. As soon as practicable after such cessation, the Participant’s payroll contributions shall cease and all amounts then credited to the Participant’s account shall be distributed to him or her (without interest thereon, unless otherwise required by applicable law, in accordance with Section 12.1).

SECTION 9

DESIGNATION OF BENEFICIARY

9.1 Designation. Each Participant may, pursuant to such uniform and nondiscriminatory procedures or as permitted by Treasury Regulation Section 1.423-2(f) as the Committee may specify from time to time, designate one or more individuals to receive any amounts credited to the Participant’s account at the time of his or her death (“Beneficiaries”). Notwithstanding any contrary provision of this Section 9, Sections 9.1 and 9.2 shall be operative only after (and for so long as) the Committee determines to permit the designation of Beneficiaries and further, the Committee may decide not to allow the designation of Beneficiaries by Participants in non-U.S. jurisdictions to the extent permitted by Treasury Regulation Section 1.423-2(f).

9.2 Changes. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the designation or revocation is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations.

9.3 Failed Designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s account shall be payable to his or her estate.

SECTION 10

ADMINISTRATION

10.1 Plan Administrator. The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan.

10.2 Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

10.3 Powers of Committee. The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(a) To interpret and determine the meaning and validity of the provisions of the Plan and the options and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or the options;

(b) To determine the form and manner for Participants to make elections under the Plan;

(c) To determine any and all considerations affecting the eligibility of any Employee to become a Participant or to remain a Participant in the Plan;

(d) To cause an account or accounts to be maintained for each Participant and establish rules for the crediting of contributions and/or shares to the account(s);

(e) To determine the time or times when, and the number of shares for which, options shall be granted;

(f) To establish and revise an accounting method or formula for the Plan;

(g) To designate a custodian or broker to receive shares purchased under the Plan and to determine the manner and form in which shares are to be delivered to the designated custodian or broker;

(h) To determine the status and rights of Participants and their Beneficiaries or estates;

(i) To employ such brokers, counsel, agents and advisers, and to obtain such broker, legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(j) To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

(k) To adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States;

(l) To delegate to any one or more of its members or to any other person including, but not limited to, employees of any Employer, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan; and

(m) To designate separate Offerings under the Plan.

10.4 Decisions of Committee. All actions, interpretations, and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

10.5 Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers, except any stamp duties or transfer taxes applicable to the purchase of shares may be charged to the account of each Participant. Any brokerage fees for the purchase of shares by a Participant shall be paid by the Company, but fees and taxes (including brokerage fees) for the transfer, sale or resale of shares by a Participant, or the issuance of physical share certificates, shall be borne solely by the Participant.

10.6 Eligibility to Participate. No member of the Committee who is also an employee of an Employer shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own account under the Plan.

10.7 Indemnification. Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee and the Board, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board or the Committee, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 11

AMENDMENT, TERMINATION, AND DURATION

11.1 Amendment, Suspension, or Termination. The Board or the Committee, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is amended, suspended or terminated, the Board or the Committee, in its discretion, may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next Purchase Date (which, notwithstanding Section 2.16, may be sooner than originally scheduled, if determined by the Board or the Committee in its discretion), or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares shall be returned to the Participants (without interest thereon, except as otherwise required under local laws, in accordance with Section 12.1) as soon as administratively practicable. Except as provided in Section 3.2 and this Section 11 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant unless his or her consent is obtained. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any option theretofore granted to such Participant. No option may be granted during any period of suspension or after termination of the Plan. Without stockholder approval and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Committee shall be entitled to change the duration of an option, limit the frequency and/or number of changes in the amount withheld during the duration of an option, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

Without regard to whether any Participant’s rights may be considered to have been “adversely affected”, in the event the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Committee may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a) amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards 123(R), including with respect to an option issued at the time of the amendment;

(b) increasing or otherwise altering the exercise price for any option including an option issued at the time of the change in exercise price;

(c) reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions;

(d) shortening the duration of any option so that the option ends on a new Purchase Date, including an option issued at the time of the Committee action; and

(e) reducing the number of shares that may be purchased upon exercise of outstanding options.

Such modifications or amendments shall not require stockholder approval or the consent of any Participants.

11.2 Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 11.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 12

GENERAL PROVISIONS

12.1 Interest. No interest will accrue on the payroll withholdings or any other contributions received or held by the Company under the Plan, except as may be required by applicable law, as determined by the Committee, and if so required by the laws of a particular jurisdiction, any such interest accrual will apply to all Participants in the relevant Offering except to the extent otherwise permitted by Treasury Regulation Section 1.423-2(f).

12.2 Participation by Subsidiaries. One or more Subsidiaries of the Company may become participating Employers by adopting the Plan and obtaining approval for such adoption from the Board or the Committee. By adopting the Plan, a Subsidiary shall be deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority (a) to the Board and the Committee to amend the Plan, and (b) to the Committee to administer and interpret the Plan. An

Employer may terminate its participation in the Plan at any time. The liabilities incurred under the Plan to the Participants employed by each Employer shall be solely the liabilities of that Employer, and no other Employer shall be liable for benefits accrued by a Participant during any period when he or she was not employed by such Employer.

12.3 Inalienability. In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant’s interest in the Plan is not transferable pursuant to a domestic relations order.

12.4 Use of Funds. Payroll withholdings and other contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company will not be obligated to segregate such payroll withholdings or other contributions except under Offerings in which applicable local law requires that such payroll withholdings or other contributions be segregated from the Company’s general corporate funds and/or deposited with an independent third party for Participants in non-U.S. jurisdictions.

12.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.6 Requirements of Law. The granting of options and the issuance of shares shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as the Committee may determine are necessary or appropriate.

12.7 Compliance with Rule 16b-3. Any transactions under this Plan with respect to officers (as defined in Rule 16a-1 promulgated under the 1934 Act) are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Notwithstanding any contrary provision of the Plan, if the Committee specifically determines that compliance with Rule 16b-3 no longer is required, all references in the Plan to Rule 16b-3 shall be null and void.

12.8 No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the granting of options, the purchase of shares, nor any action of any Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an employee of the Employer nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time, with or without cause.

12.9 Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Subsidiaries, and the costs of the Plan may be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employers who is thereunto duly authorized by the Employers.

12.10 Construction and Applicable Law. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code. Subject to Section 10.3(k), any provision of the Plan that is inconsistent with Section 423(b) of the Code shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 423(b). The provisions of the Plan shall be construed, administered and enforced in accordance with such Section and with the laws of the United States and the State of California (excluding California’s conflict of laws provisions).

12.11 Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience, and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

12.12 Miscellaneous. All references contained herein to dollar amounts are denominated in United States Dollars without consideration of any currency exchange rates. Where applicable and unless otherwise determined by the Committee, all transactions denominated in currency other than U.S. Dollars, shall first be converted into its U.S. Dollar equivalent before determining application of the terms of the Plan.

EXECUTION

IN WITNESS WHEREOF, The PMI Group, Inc., by its duly authorized officer, has executed this restated Plan on the date indicated below.

THE PMI GROUP, INC.

Dated: June 1, 2010		/s/ Charles F. Broom
	By:	Charles Broom
	Its:	Senior Vice President